EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 33−52526, 33−52528, 33−92208, 33−92184, 333-65181, 333-94987, 333-37442, 333-70648, 333-101806, 333-114090, 333-123688, 333-142878 and 333-167572, 333-174995 and 333-191512 on Form S-8 and Registration Statement Nos. 333-190955, 333-167568 and 333-145572 on Form S-3 of our reports dated November 18, 2013, relating to the consolidated financial statements of Starbucks Corporation and subsidiaries (the "Company"), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Starbucks Corporation for the year ended September 29, 2013.

/s/ Deloitte & Touche LLP
Seattle, Washington
November 18, 2013